Exhibit 99

C-COR REPORTS FINANCIAL RESULTS FOR THIRD QUARTER FISCAL YEAR 2004

STATE COLLEGE, Pa.—April 22, 2004—C-COR.net Corp. (Nasdaq:CCBL), a global provider of broadband communications products, software systems, and services, today reported its financial results for the third quarter of fiscal year 2004, ended March 26, 2004. Net sales for the third quarter of fiscal year 2004 were $58.4 million compared to $50.1 million for the same period last year, an increase of 17%. Bookings in the second quarter were $64.8 million for a book-to-bill ratio of 1.11. Net income for the third quarter of fiscal year 2004 was $5.0 million, compared to a net loss of $114.6 million for the same period last year. Earnings per share on a diluted basis for the third quarter of fiscal year 2004 were $0.12, compared to a net loss per share of $3.15 for the same period last year. The current year third quarter results reflect the sale of approximately $743,000 of inventory that was previously fully reserved, which had a positive impact on gross margin.

C-COR anticipates that net sales for the fourth quarter of fiscal year 2004, ending June 25, 2004, will be between $59 and $61 million with earnings per diluted share of between $0.07 and $0.10. This guidance reflects an expected shift in revenue mix, including lower software revenue than in the third quarter, integration costs related to the proposed Lantern acquisition, and the effect of increased shares outstanding from the recent common stock offering. The guidance does not reflect any gain that could be realized from the potential receipt of additional proceeds from the sale of pre-petition Adelphia trade claims or any charges relating to in-process research and development, if any, associated with the proposed Lantern acquisition. A third party appraisal of acquired intangible assets will be performed in the fourth quarter of fiscal year 2004, and that will determine whether any in-process research and development charge is appropriate.

Corporate management will discuss C-COR’s financial results on a conference call today at 9:45 AM (ET). For information on how to access the conference call, refer to C-COR’s news release dated March 17, 2004 (posted on the C-COR web site at http://www.c-cor.net), or contact Investor Relations at 814-231-4402 or 814-231-4438.

About C-COR (http://www.c-cor.net)

C-COR is a top-tier global provider of premium quality optical, digital video transport, and RF telecommunication products; end-to-end fiber-to-the-premise systems; operation support software solutions; and high-end technical field services — all supporting cost-effective delivery of voice, video, and high-speed data over advanced HFC broadband networks. Headquartered in the U.S. with facilities worldwide, C-COR’s mission is to provide our customers with second-to-none network integrity throughout the full network life cycle. C-COR’s common stock is listed on the Nasdaq National Market (Symbol: CCBL) and is a component of the Russell 2000 Stock Index.

C-COR.net Corp.

Condensed Consolidated Statements of Operations

(unaudited, in thousands except per share amounts)

	Thirteen Weeks Ended
	March 26, 2004	March 28, 2003
Net sales	$58,427	$50,100
Cost of sales	34,922	56,303

Gross margin	23,505	(6,203)
Operating expenses:
Selling and administrative	12,158	13,741
Research and product development	5,539	7,640
Amortization of intangibles	550	622
Acquired in-process technology charge	0	(760)
Goodwill impairment charge	0	40,022
Restructuring costs (recovery)	(109)	200

Total operating expenses	18,138	61,465

Income (loss) from operations	5,367	(67,668)

Interest expense	(27)	(14)
Investment income	394	98
Foreign exchange gain (loss)	(255)	49
Other income (expense), net	125	(216)

Income (loss) before income taxes	5,604	(67,751)

Income tax expense	613	46,890

Net income (loss)	$4,991	$(114,641)

Net income (loss) per share:
Basic	$0.13	$(3.15)
Diluted	$0.12	$(3.15)

Weighted average common shares and common share equivalents
Basic	39,012	36,365
Diluted	41,201	36,365

C-COR.net Corp.

Condensed Consolidated Statements of Operations

(unaudited, in thousands except per share amounts)

	Thirty-nine Weeks Ended
	March 26, 2004	March 28, 2003
Net sales	$176,724	$148,709
Cost of sales	109,959	132,119

Gross margin	66,765	16,590
Operating expenses:
Selling and administrative	30,777	37,997
Research and product development	16,008	21,446
Amortization of intangibles	1,650	1,411
Acquired in-process technology charge	0	800
Goodwill impairment charge	0	40,022
Restructuring costs (recovery)	(215)	398

Total operating expenses	48,220	102,074

Income (loss) from operations	18,545	(85,484)

Interest expense	(68)	(250)
Investment income	704	827
Foreign exchange gain (loss)	478	(1,192)
Gain on sale of bankruptcy trade claims	21,075	0
Other income, net	197	540

Income (loss) before income taxes	40,931	(85,559)

Income tax expense	1,391	41,048

Net income (loss)	$39,540	$(126,607)

Net income (loss) per share:
Basic	$1.06	$(3.48)
Diluted	$1.02	$(3.48)

Weighted average common shares and common share equivalents
Basic	37,439	36,356
Diluted	38,835	36,356

C-COR.net Corp.

Condensed Consolidated Balance Sheets

(unaudited, in thousands of dollars)

	March 26, 2004	June 27, 2003
ASSETS
Current assets
Cash and cash equivalents	$107,565	$22,607
Restricted cash	1,637	2,300
Marketable securities	41,502	2
Accounts receivable, net	38,855	35,750
Inventories	24,934	30,438
Other	4,030	4,762

Total current assets	218,523	95,859

Property, plant and equipment, net	18,411	24,418
Goodwill	17,079	15,034
Other intangible assets, net	2,286	3,936
Deferred taxes	0	507
Other long-term assets	3,100	3,091

Total	$259,399	$142,845

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$21,125	$20,299
Accrued liabilities	31,009	37,260
Deferred taxes	509	528
Current portion of long-term debt	160	175

Total current liabilities	52,803	58,262

Long-term debt, less current portion	811	938
Deferred taxes	142	0
Other long-term liabilities	2,572	2,116
Shareholders’ equity	203,071	81,529

Total	$259,399	$142,845

Some of the information presented in this announcement constitutes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent the Company’s judgment regarding future events, and are based on currently available information. Although the Company believes it has a reasonable basis for these forward-looking statements, the Company cannot guarantee their accuracy and actual results may differ materially from those the Company anticipated due to a number of uncertainties, many of which the Company is not aware. Factors which could cause actual results to differ from expectations include, among others, capital spending patterns of the communications industry, changes in regard to significant customers, the demand for network integrity, the trend toward more fiber in the network, the Company’s ability to develop new and enhanced products, the Company’s ability to provide complete network solutions, continued industry consolidation, the development of competing technology, the global demand for the Company’s products and services, and the Company’s ability to complete and integrate acquisitions and achieve its strategic objectives. For additional information concerning these and other important factors that may cause the Company’s actual results to differ materially from expectations and underlying assumptions, please refer to the reports filed by the Company with the Securities and Exchange Commission.